As filed with the Securities and Exchange Commission on October 14, 2005                     Registration No. 333-________

_____________________________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)
Delaware	16-1531026
(State or other jurisdiction of incorporation or organization)	(I.R.S.Employer Identification No.)

9645 Wehrle Drive, Clarence, New York 14031
(Address of Principal Executive Offices, Including Zip Code)

GREATBATCH, INC. 2005 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Edward F. Voboril

Chairman of the Board and Chief Executive Officer

9645 Wehrle Drive

Clarence, New York 14031

(716) 759-5600

(Name and Address of Agent for Service)

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $.001	1,000,000	$25.08	$25,080,000	$2,951.92

(1)	Plus such indeterminate number of shares of common stock of the Registrant as may be issuable by reason of the anti-dilution provisions of the Plan.

(2)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the 1,000,000 shares of common stock to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low prices per share of common stock of the Registrant reported on the New York Stock Exchange on October 11, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

        The documents containing the information specified in Part I of this registration statement (the "Registration Statement") will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Greatbatch, Inc. 2005 Stock Incentive Plan are available without charge by contacting:

Greatbatch, Inc.

9645 Wehrle Drive

Clarence, New York 14031

(716) 759-5809

Attention:    Tony Borowicz

                   Treasurer and Director of Investor Relations

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Greatbatch, Inc. (the "Company") hereby incorporates by reference into this Registration Statement the following documents:

        (a) the Company's Annual Report on Form 10-K for the period ended December 31, 2004 filed with the Commission on March 15, 2005;

        (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2005 filed with the Commission on May 11, 2005;

        (c) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2005, filed with the Commission on August 10, 2005;

        (d) the Company's Current Reports on Form 8-K filed with the Commission on April 13, 2005; May 3, 2005; June 3, 2005; June 6, 2005; July 14, 2005; August 9, 2005; and August 31, 2005;

        (e) the Company's Definitive Proxy Statement filed with the Commission on April 29, 2005;

        (f) the description of the Company's common stock contained in its Registration Statement on Form 8-A, filed on September 25, 2000, including any amendment or report filed for the purpose of updating the description;

        (g) the description of the Company's rights to purchase its Series A Junior Participating Preferred Stock contained in the Company's registration statement on Form 8-A filed on April 29, 2002, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is also deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement will be passed upon for the Company by Hodgson Russ LLP. Attorneys at Hodgson Russ LLP own an aggregate of approximately 15,500 shares of the Company's common stock.

Item 6. Indemnification of Directors and Officers.

        Section 102 of the Delaware General Corporation Law (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The company's Amended and Restated Certificate of Incorporation contains a provision which, in substance, eliminates directors' personal liability set forth above.

        Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Amended and Restated Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above.

        The Company's Amended and Restated Certificate of Incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

        The Bylaws of the Company provide for indemnification of officers and directors, including indemnification for expenses, to the fullest extent permitted by applicable law.

        The Company also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in such capacities on behalf of the Company.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following documents are filed as a part of this Registration Statement or incorporated herein by reference:

Exhibit No.	Description

5.1	Opinion of Hodgson Russ LLP.

23.1	Consent of Hodgson Russ LLP (included in exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.4	Power of attorney (included on signature page)

Item 9. Undertakings.

        (a) The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Regulation 230.424(b) of the Commission) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clarence, State of New York, on October 14, 2005.

GREATBATCH, INC.

BY:	/s/Edward F. Voboril
Edward F. Voboril
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        The undersigned directors and officers of Greatbatch, Inc. (the "Company") do hereby constitute and appoint Edward F. Voboril and Larry T. DeAngelo, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provision of Rule 462(b) under the Act) hereto; and we do hereby ratify and confirm that all such persons shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/Edward F. Voboril	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 14, 2005
Edward F. Voboril

/s/Thomas J. Mazza	Sr. Vice President and Chief Financial Officer (Principal Financial Officer)	October 14, 2005
Thomas J. Mazza

/s/Marco F. Benedetti	Controller and Chief Accounting Officer (Principal Accounting Officer)	October 14, 2005
Marco F. Benedetti

/s/Pamela G. Bailey	Director	October 14, 2005
Pamela G. Bailey

/s/Joseph A. Miller, Jr.	Director	September 14, 2005
Joseph A. Miller, Jr.

/s/Bill R. Sanford	Director	October 14, 2005
Bill R. Sanford

/s/Peter H. Soderberg	Director	September 19, 2005
Peter H. Soderberg

/s/Thomas S. Summer	Director	September 29, 2005
Thomas S. Summer

/s/William B. Summers, Jr.	Director	September 14, 2005
William B. Summers, Jr.

/s/John P. Wareham	Director	September 20, 2005
John P. Wareham

EXHIBIT INDEX
Exhibit No.	Description

5.1*	Opinion of Hodgson Russ LLP

23.1*	Consent of Hodgson Russ LLP (included in exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
24.1*	Power of attorney (included on signature page)

* Filed herewith